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                                                                    Exhibit 10.2

                                  June 5, 2003

Ms. Deborah C. Lofton
416 Oak Lane
Wayne, PA 19087


Dear Deborah:

     We are pleased to offer you the position of Executive Vice President and General Counsel for RMH Teleservices, Inc. ("RMH" or "Company"). Your offer of employment is contingent upon your executing the attached Non-Compete, Non-Solicitation and Confidentiality Agreement, as well as your confirmation regarding the other terms and conditions of your employment as described below:

Title: Executive Vice President and General Counsel, reporting directly to the Chief Executive Officer.

Effective Date: July 7th, 2003.

Base Salary: $225,000 per year, paid in bi-weekly increments of $8,654.00 (less applicable with-holding taxes) while you are actively employed by RMH. You will receive annual performance and compensation reviews, and the Company, may, in its discretion, increase your Base Salary by an amount it determines is appropriate; provided, however, that your Base Salary shall not be reduced without your consent.

Fiscal 2003 Performance Bonus: You will be eligible to receive a $30,000 (less applicable with-holding taxes) performance bonus based on the completion of the following legal processes for RMH by September 30, 2003: (i) completion of outside counsel relationship policies and procedures; (ii) preparation of corporate governance policies in a form presentable to the Board for approval and (iii) identification of outstanding compliance requirements related to the Sarbanes-Oxley Act and a proposal for actions to be taken to address such compliance issues. If such processes are completed by September 30, 2003, then such performance bonus shall be paid promptly thereafter.

Terms: RMH's employment arrangement with you will be based on the terms herein as described below:

          (a) Termination For Cause . Your employment and this arrangement can be terminated by the Company for Cause (as defined below), without any advanced notice to you. If you are terminated for Cause, you will be paid your Base Salary and benefits through your date of termination. The Company will not be obligated to pay you any severance, bonus or other compensation or benefits following the termination date. However, the Non-Competition, Non-Solicitation and Confidentiality Agreement will survive your employment termination in accordance with its terms. "Cause" shall exist if you neglect your duties as provided in this Term Sheet in any material respect, commit an act of dishonesty or breach of trust, act in a manner that is intentionally inimical or injurious to the business or interests of Company, or breach the Non-Compete, Non-Solicitation and Confidentiality Agreement in any material respect; provided that you shall be given written notice specifying, in reasonable detail, the nature of the alleged neglect, act or breach, and have a reasonable opportunity to respond. "Cause" also shall exist if you are convicted of a felony.

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          (b) Termination by Company Without Cause. Your employment is at will, but if you are terminated by RMH without Cause, you will receive, as severance, an amount equal to your then current Base Salary for the three (3) month period beginning on the date of termination ("Severance Period") in accordance with the normal payroll practices of the Company, so long as you (i) execute a Severance Agreement / General Release in a form reasonably acceptable to RMH and (ii) continue to comply with the Non-Competition, Non-Solicitation and Confidentiality Agreement (which is a condition of your employment) and will survive this Term Sheet and your employment with RMH in accordance with its terms. Notwithstanding the foregoing, the Severance Period shall be increased to eighteen (18) months if you are terminated within twelve (12) months following a Change in Control (as defined below) or are terminated within three (3) months prior to a Change in Control. However, if the Company can demonstrate that the termination was for "Cause" or if the Company can demonstrate, with written documentation, that the termination would have occurred even if the Change in Control had not occurred, the Severance Period shall remain at three (3) months. Please note, however, that during the Severance Period, your Base Salary, Annual Bonus, and any other compensation would stop as of the date of termination; provided, that (i) you shall be entitled to receive a prorated portion of the Annual Bonus earned for the year during which the termination occurred; (ii) during the Severance Period, the Company shall continue to provide to you, at the Company's expense, the benefits of the standard group health, medical and dental plans pursuant to COBRA, subject to COBRA's eligibility requirements; and
(iii) to the extent that the then current, applicable, disability insurance plan (not life) is convertible, the Company shall pay the premiums for your continued conversion coverage under the plan for the shorter of the appropriate Severance Period or twelve (12) months. The severance set forth in this Section 5(b) would be in lieu of any other consideration under the provisions of this Term Sheet and/or under any other Company policy or plan.

          (c) Change in Control. A "Change in Control" means: (i) the occurrence of an event that RMH reports under Item 1(a) of Form 8-K pursuant to the Securities Exchange Act of 1934 (the "1934 Act"); or (ii) the acquisition or receipt, in any manner, by any person (as defined for purposes of the 1934 Act) or any group of persons acting in concert, of direct or indirect beneficial ownership (as defined for purposes of the 1934 Act) of 30% or more of the combined voting securities ordinarily having the right to vote for the election of directors of RMH (excluding any transactions whereby RT Investors LLC transfers some or all of its shares to its members and excluding transfers between and among any members of RT Investors LLC); or (iii) a change in the constituency of the Board with the result that individuals (the "Incumbent Directors") who are members of the Board on the date of this Term Sheet ("Effective Date") cease for any reason to constitute at least a majority of the Board, provided that any individual who is elected to the Board after the Effective Date and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board; or (iv) the sale, exchange, liquidation or other disposition of all or a significant portion of the Company's business or assets, or the execution by the Company of a binding agreement providing for such a transaction.

          (d) Termination By You. If you terminate your employment with RMH for any reason, you must give RMH thirty (30) days written notice. Upon receipt of such notice, RMH can allow your employment to terminate upon expiration of the 30-day notice period or terminate your employment at any time prior to the end of such thirty (30) day period (the date of such termination referred to herein as the "actual termination date") and will not be required to pay you any compensation (i.e., Base Salary, Annual Bonus, severance or benefits) past such actual termination date. Upon such termination, you would be eligible to receive your Base Salary and benefits for all days worked prior to your actual termination date, but no additional Base Salary, benefits, severance, Annual Bonus or other consideration. However, the Non-Competition, Non-Solicitation and Confidentiality Agreement will survive this Term Sheet and your employment termination, in accordance with its terms.

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Annual Bonus: Beginning with RMH's fiscal year 2004, you shall be eligible to participate in the RMH Incentive Compensation Plan (or such equivalent plan as may be adopted in the future). In any such Plan, your participation shall be at the executive officer level (for example, you would have participated under tier 4 of the 2003 RMH Incentive Compensation Plan). Such Annual Bonus, if any, will be paid within a reasonable time following the close of the fiscal year and, except as set forth in subparagraph 5(b) above, only if you are actively employed by RMH at such time.

Vacation: You shall receive four (4) weeks paid vacation annually, not to be carried over year to year. Unused vacation is forfeited by you upon your separation from the Company.

Benefits: You will be eligible to participate in RMH's benefit plans, which currently consist of medical, dental, prescription, vision, life insurance and long-term disability insurance, subject to the terms, conditions and restrictions of the benefit plans.

Non-Compete, Non-Solicitation, Confidentiality: You will be required to execute the attached Non-Competition, Non-Solicitation and Confidentiality Agreement.

Option: The relevant Committee of the Board of Directors, in accordance with the RMH Teleservices, Inc. 1996 Stock Incentive Plan, has approved an option grant in your name for 50,000 RMH Common Shares under the RMH Teleservices, Inc. 1996 Stock Incentive Plan. The options will vest over a period of three (3) years at a strike price equal to the stock price on the close of business on the first date of your employment with the Company. Additional amounts, if any, will be determined and awarded by the relevant committee of the Board of Directors.

Expenses: The Company will reimburse you for all reasonable business expenses and for annual bar admission fees, annual state and local bar association dues and annual dues for other legal associations relevant to the performance of you responsibilities. The Company will also reimburse you for attending legal and other seminars reasonably necessary in the performance of your duties and to satisfy bar association requirements.

Insurance: The Company agrees to provide, at the Company's expense, malpractice insurance and related coverage at levels acceptable to you.

Miscellaneous. This Term Sheet and the Non-Competition, Non-Solicitation and Confidentiality Agreement set forth the entire understanding between you and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous, written or oral, express or implied, communications, agreements and understandings with respect to the subject matter hereof. This Term Sheet shall inure to the benefit of and shall be binding upon the Company and its successors and assigns and your heirs, executors, legal representatives, successors and assigns. This Term Sheet is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein. This Term Sheet may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Term Sheet to produce or account for more than one counterpart hereof.

Please confirm your acceptance by signing and dating the space below. Retain one
(1) copy of the letter for yourself and return the original as soon as possible.

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                                                  Sincerely,


                                                  /s/ John A. Fellows
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                                                  John A. Fellows
                                                  Chief Executive Officer


ACCEPTED BY:


/s/ Deborah C. Lofton                             June 5, 2003
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Deborah C. Lofton                                 Date

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